Exhibit 107
CALCULATION OF FILING FEE TABLE
S-3
(Form Type)

Southern Copper Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Debt	Debt Securities	Rule 457(r)	1,250,000	$1,000	$1,250,000,000	$0.00013810	$172,625
Fees Previously Paid	—	—	—	—	—	—		—
	Total Offering Amounts					$1,250,000,000		$172,625
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$172,625

(1)
Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the "Securities Act"). Payment of the registration fee at the time of filing of the registrant's Registration Statement on Form S-3 was deferred pursuant to Rules 456(b) and 456(r) under the Securities Act and is paid herewith.